Exhibit 99.1

AMARANTUS BIOSCIENCES, Inc.
Mol Med Res Inst
552 Del Rey Avenue
Sunnyvale, CA 94085
Phone: 408 523 6276 Fax: 408 523 6276 john@amarantustherapeutics.com

October 28, 2012

MANF, Delivered to the Substantia Nigra, Corrects Neurological Deficits in the

Rodent Model of Parkinson’s Disease

ABSTRACT

The accepted cause of Parkinson's disease (PD) is the death of 70-80% of dopaminergic (DAergic) neurons in the substantia nigra zona compacta (SNc) in the ventral midbrain. The cell bodies of the DAergic neurons are located in the SNc, and their axons innervate the striatum (caudate-putamen in man). Results from animal models of PD have shown that protecting DAergic cell bodies in the SNc without increasing dopaminergic reinnervation in the striatum does not correct neurological deficits. GDNF (glial cell line-derived neurotrophic factor) has been the model drug in this field. GDNF, when delivered to the SNc, protects DAergic cell bodies, but does not stimulate dopaminergic reinnervation of the striatum, and does not correct neurological deficits. Amarantus, in collaboration with an Independent Academic Group, has demonstrated that MANF, (mesencephalic astrocyte-derived neurotrophic factor) the company’s lead drug to treat PD, when administered in the SNc, significantly reduced neurological deficits. This action of MANF differentiates it from GDNF.

In recent clinical trials of GDNF (glial cell line-derived neurotrophic factor) and NRTN (neurturin) to treat PD, the drug has been administered to the putamen (striatum in rat) (Lang et al, 2006; Patel et al, 2005; Gill et al, 2003; Marks et al, 2010). However, the obvious drug target in the treatment of PD is the substantia nigra zona compacta (SNc) where the cell bodies of the dopaminergic (DAergic) neurons that die, and cause PD, are located. Results from animal models of PD have shown that when GDNF is administered to the SNc, it protects the DAergic neurons from dying, but does not stimulate reinnervation of the striatum and therefore does not correct neurological deficits.

The authors of these studies conclude:

1.	“GDNF injected close to the substantia nigra provided near-complete protection and persistent survival of the lesioned nigral neurons”.
2.	“Long-term rescue of the nigral cells, however, was not accompanied by any significant reinnervation of the lesioned striatal target or any signs of functional recovery in either drug-induced or spontaneous motor behaviors”.

3.	“We conclude that not only preservation of the nigral DA neurons but also restoration of striatal DA function is necessary for functional recovery in the rat Parkinson model”

 (Winkler et al, 1996; Bjorklund et al, 1997).

Targeting the Substantia Nigra to Treat Parkinson's Disease

The SNc is located deep in the ventral midbrain. In patients, there is risk in targeting the drug deep into the brain, with little perceived benefit. Therefore, to date, during clinicl trials, the drug has been administered to the putamen, that is located much closer to the surface of the brain, and poses less risk to patients. For optimal therapeutic benefit, the ideal drug would be one that is effective when targeted to the putamen or the SNc. Such a drug could then be targeted to the putamen and the SNc in a clinical trial, thereby increasing the therapeutic benefit. GDNF has been developed at considerable expense, but has not yet succeeded in clinical trials (Lang et al, 2006). The results of our studies indicate the essential differences between MANF and GDNF, and provide a firm basis for investing in the development of MANF, given the checkered history of GDNF in clinical trials.

Fig 1

Amarantus BioSciences

Dopaminergic Innervation of the Striatum

A
B
Less Dense
Dopaminergic
Innervation
Dense
Dopaminergic
Innervation
Lesioned
Striatum
Intact
Striatum
SNc
SNc
C
Axon
Cell body

In the lesioned striatum (A), the dopaminergic innervation is less dense, compared to the dense dopaminergic innervation in the intact striatum (B). In (C), the axon (yellow) from the dopaminergic cell body (yellow) projects to the striatum. The axonal terminals contact cell bodies and other axonal terminals in the striatum. It is this interaction of dopaminergic axonal terminals with neuronal cell bodies and terminals in the striatum that makes functional recovery possible.

2

Fig 1 illustrates the interrelationships of the SNc, the striatum, density of dopaminergic terminals in the striatum and the all important connections between the dopaminergic axonal terminals and the striatal cell bodies and striatal terminals. Functional recovery in Parkinson's disease depends on dopaminergic reinnervation of the denervated striatum (putamen in man).

Neurorestoration: MANF Targeted to the Substantia Nigra

Our results, illustrated in Fig 2, show that MANF, the lead Amarantus drug candidate for PD significantly reduced neurological deficits in the rodent model of PD when targeted to the SNc. GDNF did not reduce neurological deficits in this animal model of PD. The next step is to test MANF in the primate model of PD. If the primate model is positive, these results will be included with toxicology data, as part of an investigational new drug application package to the FDA, prior to starting a Phase l/ll clinical trial of MANF for PD.

Fig 2

The 6-OHDA toxin was given 2-weeks before MANF or GDNF. The animals were tested for functional recovery at 1-week before, and at 2-weeks and 4-weeks after MANF or GDNF. Functional recovery was estimated by counting the number of turns after the injection of amphetamine (5 mg/kg, i.p.). Fewer turns indicate greater recovery. The ANOVA statistical analysis showed that the results for 10 µg and 36 µg MANF at 2-weeks and 4-weeks were different (P<0.001). Subsequent t-tests showed that after 10 µg MANF the results at 2-weeks and 4-weeks were different from vehicle-treated P<0.05); and after 36 µg MANF, the results at 4-weeks the results were different from vehicle-treated (P<0.05). GDNF, 10 had no effect at 2-weeks or 4-weeks.

Summary

The results of Petrova et al (2003), Fig 6, show that GABAergic and serotonergic neurons can remain viable after their identifying biomarkers downregulated. In PD patients, is there a sub-set of DAergic neurons with the identifying biomarker, tyrosine hydroxylase, down regulated, but that are still viable? If yes, the DAergic neuronal population in PD patients could look like this: 1) Viable: 20+%; 2) Dead: 70+% ; 3) Dying: Unknown %, but of therapeutic significance. If the percentage of viable dopaminergic neurons in patients goes up, over time, with repeated neurotrophic factor treatment, the rationale for an invasive neurosurgical procedure in newly diagnosed patients will increase substantially. Increasing the number of newly diagnosed PD patients in clinical trials is likely the single most important step that can be taken to increase the chances of success of neurotrophic factors in Parkinsonian clinical trials.

The restoration data at 2-weeks and 4-weeks with the SNc as target (Fig 2) suggest that MANF was effective at 10 ug and 36 µg. GDNF 10 ug had no effect at 2-weeks or 4-weeks. The positive action of 36 µg MANF at 4-weeks, but not at 2-weeks suggest that dopaminergic neuronal repair can occur over time. MANF may therefore have a dual action in a clinical trial:

1.	An increase in the number of viable DAergic neurons in the SN over time;
2.	An increase in the density of dopaminergic terminals in the putament over time;

These two actions of MANF could combine to produce a synergistic action in a clinical trial.

REFERENCES

1.	Bjorklund A, Rosenblad C, Winkler C, Kirik D (1997) Studies on neuroprotective and regenerative effects of GDNF in a partial lesion model of Parkinson's disease. Neurobiol Dis 4:186-200.

2.	Gill SS, Patel NK, Hotton GR, O'Sullivan K, McCarter R, Bunnage M, Brooks DJ, Svendsen CN, Heywood P (2003) Direct brain infusion of glial cell line-derived neurotrophic factor in Parkinson disease. Nat Med 9:589-595.

3.	Lang AE, et al. (2006) Randomized controlled trial of intraputamenal glial cell line-derived neurotrophic factor infusion in Parkinson disease. Ann Neurol 59:459-466.

4.	Marks Jr WJ, et al. (2010) Gene delivery of AAV2-neurturin for Parkinson's disease: a double-blind, randomised, controlled trial. The Lancet Neurology 9:1164-1172.

5.	Patel NK, BM, PP, Svendsen CN, Heywood P, Gill SS (2005) Intraputamenal infusion of glial cell line-derived neurotrophic factor in PD: A two-year outcome study. Ann Neurol 57:298-302.

6.	Petrova PS, Raibekas A, Pevsner J, Vigo N, Anafi M, Moore MK, Peaire AE, Shridhar V, Smith DI, Kelly J, Durocher Y, Commissiong JW (2003) MANF - A new mesencephalic, astrocyte-derived neurotrophic factor with selectivity for dopaminergic neurons. J Mol Neurosci 20:173-187.

7.	Winkler C, Sauer H, Lee CS, Bjorklund A (1996) Short-term GDNF treatment provides long-term rescue of lesioned nigral dopaminergic neurons in a rat model of Parkinson's disease. J Neurosci 16:7206-7215.